Contacts:               William R. Gargiulo, Jr.   231.526.1244
         Michele Greco, CFO       312.595.9123

The Female Health Company Reports
Fourth Quarter and Fiscal Year 2015 Operating Results

61 Million Units Sold in FY2015

Highlights FY2015:

Year
- Unit sales up 43% to 61.0 million.
- Net revenues up 33% to $32.6 million.
- Gross profit up 45% to $19.0 million or 58% of net revenues versus 54% in FY2014.
- Operating income up 69% to $6.6 million, for a 20% operating margin.
- Net income up 79% to $4.3 million.
- Diluted EPS up 88% to $0.15 per share from $0.08 per share in FY2014.

Fourth Quarter
- Unit sales up 41% to 13.7 million.
- Net revenues up 29% to $7.2 million.
- Net income of $0.7 million and diluted EPS of $0.02 per share versus a net loss of $(0.6) million and diluted EPS of $(0.02) per share in the fourth quarter of FY2014.

Long-Term Record
- 500 million female condoms sold.
- 16% 10 year compound annual unit sales growth rate.

Adjusted EBITDA
- Adjusted EBITDA of $7.7 million and adjusted diluted EBITDA per share of $0.27 in FY2015.
- Adjusted EBITDA of $0.8 million and adjusted diluted EBITDA per share of $0.03 in fourth quarter FY2015.

CHICAGO (December 1, 2015) - The Female Health Company (NASDAQ: FHCO) (the Company), which manufactures and markets the FC2 Female Condom® (FC2), today reported its operating results for the quarter and year ended September 30, 2015.  The Company will host an investor conference call today at 11:15 a.m. Eastern Time to discuss these results (see details below).

Management Comments

“We are pleased with the solid growth in unit sales, net revenues, operating income and earnings per share for FY2015,” stated O.B. Parrish, Chairman and Chief Executive Officer.

“We believe these results reflect continued growth in long-term demand for female condoms for two reasons.  First, the global need for effective ways to prevent sexually transmitted infections, including HIV/AIDS, and unintended pregnancies continue to expand.  Second, the organized advocacy on a gender equity basis by independent women’s and other groups for increased investment in and availability of female condoms continues to gain momentum.  Women account for more than 50% of all new HIV/AIDS cases, and AIDS remains the leading cause of death globally among women 15-44 years of age.”

“Operating income for FY2015 increased 69% to $6.6 million, while operating margin widened to 20% of net revenues, compared with 16% in the previous fiscal year.”

“Net income for FY2015 increased 79% to $4.3 million, while earnings per diluted share increased 88% to $0.15, versus $0.08 in FY2014.”

“The Company recorded income tax expense of $2,341,004 for FY2015.  However, because the Company continues to use its net operating loss carryforwards to reduce the amount of income taxes actually paid, the amount of cash income tax payments totaled only $294,441, or 13% of the income tax expense.  This resulted in a cash savings of $2,046,563.  The Company’s net operating tax loss carryforwards, which may be used to reduce future cash income tax payments, each total $13 million for federal and state in the U.S. and $62 million in the U.K.”

“I am optimistic regarding the Company’s future for four reasons:

  While there will continue to be some public sector volatility, we expect the demand for female condoms should continue to increase on a long-term basis.  We believe this is reflected in the Company’s sale of more than 500 million female condoms to date and a 10 year compound annual unit sales growth rate of 16%.
  The first competitive female condom was cleared for distribution more than three years ago.  Given three years of competition the Company remains the global market leader, as reflected in our Fiscal 2015 operating results.
  Changes in the U.S. market, including the fact female condoms are now reimbursable under The Affordable Care Act (Obamacare), provide an opportunity for direct-to-consumer marketing.
  The Company is actively evaluating candidates with proprietary and differentiating characteristics to diversify its product line."
“Our goal is to generate profitable growth and increase shareholder value on a long-term basis,” concluded Parrish.

Fiscal Year Results

Net revenues totaled $32,604,865 and net income totaled $4,346,036, or $0.15 per diluted share, in FY2015, compared with net revenues of $24,490,586 and net income of $2,433,061, or $0.08 per diluted share, in FY2014.

Net revenues increased $8,114,279, or 33%, in FY2015 when compared with the prior-year period.  Effective January 1, 2015, the unit FC2 price was reduced for major public sector purchasers, replacing the Company’s previous 5% no-cost product volume-based purchasing incentive program.  The FC2 average sales price per unit declined 7.2% in FY2015 when compared with FY2014, due to changes in sales mix and the price adjustment.

Gross profit increased $5,848,481, or 45%, to $18,969,959 in FY2015, from $13,121,478 in FY2014.  Gross profit margin in FY2015 approximated 58% of net revenues versus 54% of net revenues for the same period last year.  The increase reflects the favorable impact of changes in currency exchange rates, increased volume and improved efficiency.

Operating expenses increased $3,153,986, or 34%, to $12,351,552 in FY2015, versus $9,197,566 in FY2014.  Approximately 53 percent of the increased spending related to programming, marketing and management fees related to the Brazilian tender.  $398,000 of the increase was for the Company’s share of tariff cost related expenses for the Brazilian tender.  Other expense increases included an accrual for fiscal year end incentive compensation, business development consulting costs associated with the portfolio diversification strategy and product development costs for new versions of FC2.  These increased expenses were partially offset by a reduction of expenses relating to employee compensation.

Operating income in FY2015 increased $2,694,495, or 69%, to $6,618,407, versus operating income of $3,923,912 in FY2014.  The increase resulted from higher net revenue and improved gross margins, partially offset by higher operating expenses.

Income tax expense in FY2015 totaled $2,341,004, compared with $1,524,130 in FY2014.  During the period ended December 31, 2013, the valuation allowance on the Company’s deferred tax assets related to net operating losses was fully reversed. As a result, after December 31, 2013, the Company no longer recognizes significant income tax benefits in its consolidated statements of income relating to such deferred tax assets.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.  In FY2015, the Company’s cash payments for income taxes totaled $294,441, or 13 percent of the income tax expense recorded for the period.

The Company's net income increased $1,912,975, or 79%, to $4,346,036 in FY2015, versus net income of $2,433,061 in FY2014.  Net income per diluted share increased 88% to $0.15 in FY2015, compared with $0.08 in FY2014.

Adjusted EBITDA improved to $7,666,505 in FY2015, compared with adjusted EBITDA of $5,400,540 in FY2014.  Adjusted diluted EBITDA per share increased 42% to $0.27 in FY2015, compared with $0.19 in FY2014.  A reconciliation of non-GAAP measures is included in the table in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Fourth Quarter Results

Net revenues totaled $7,154,985 and net income totaled $702,571, or $0.02 per diluted share, for the three months ended September 30, 2015, compared with net revenues of $5,554,113 and a net loss of $(566,121), or $(0.02) per diluted share, for the three months ended September 30, 2014.

Net revenues increased $1,600,872, or 29%, on a 41% increase in unit sales, for the three months ended September 30, 2015, when compared with the same period last year.  To better serve its customers, the Company replaced its volume-based 5% no-cost product program with a 5% price reduction for major public sector customers effective January 1, 2015.  The FC2 average sales price per unit decreased 8.7% versus the same period last year due to this reduction and changes in sales mix.

Gross profit increased $1,236,871, or 43%, to $4,123,644 for the three months ended September 30, 2015, compared with $2,886,773 for the three months ended September 30, 2014.  Gross profit margin for the three months ended September 30, 2015 improved six percentage points to approximately 58% of net revenues, versus 52% of net revenues for the same period last year.  The increase reflects the favorable impact of changes in currency exchange rates, increased volume and improved efficiency.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $7,023 to $3,362,327 in the three months ended September 30, 2015, from $3,369,350 in the prior-year period.

Operating income for the quarter ended September 30, 2015 totaled $761,317, versus an operating loss of $(482,577) in the fourth quarter of FY2014, an increase of $1,243,894.  The increase was primarily due to higher net revenues.

Income tax expense for the three months ended September 30, 2015 totaled $79,229, compared with $69,036 for the same period in FY2014.

The Company's net income was $702,571 for the three months ended September 30, 2015, compared to a net loss of $(566,121) in the same period of the prior year.  Earnings per diluted share were $0.02 versus a loss of $(0.02) in the prior year quarter.

Adjusted EBITDA totaled $848,629 in the fourth quarter of FY2015, compared with adjusted EBITDA of $(95,725) in the comparable FY2014 period.  Adjusted diluted EBITDA per share was $0.03 in the fourth quarter FY2015 compared with $(0.00) in the fourth quarter of FY2014. A reconciliation of non-GAAP measures is included in the table in the section entitled “Additional Non-GAAP Performance Measures” at the end of this release.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:15 a.m. Eastern Time, today, December 1, 2015, to discuss its fourth quarter and full year operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:15 a.m. ET today.

A replay of the conference call will be available one hour after the call through 9:00 a.m. ET on Tuesday, December 8, 2015, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10076672. After Tuesday, December 8, 2015, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, the product has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to long-term demand for female condoms, the Company’s ability to maintain its position in the market, the Company's ability to successfully complete an acquisition of a new product, technology or business and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2015.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2015	2014
Cash	$4,105,814	$5,796,223
Accounts receivable, net	14,088,390	2,943,850
Income tax receivable	21,251	-
Inventory, net	1,745,180	2,983,447
Prepaid expenses and other current assets	609,320	638,243
Deferred income taxes	1,016,000	711,000
Total current assets	21,585,955	13,072,763

Other non-current assets	136,766	166,084
Plant and equipment, net	1,239,990	1,602,307
Deferred income taxes	14,509,000	16,832,000
Total assets	$37,471,711	$31,673,154

Accounts payable	$1,077,349	$1,124,859
Accrued expenses and other current liabilities	2,555,231	1,816,508
Accrued compensation	592,428	436,843
Total current liabilities	4,225,008	3,378,210

Deferred rent	15,389	39,105
Deferred income taxes	98,252	190,513
Total liabilities	4,338,649	3,607,828

Total stockholders' equity	33,133,062	28,065,326
Total liabilities and stockholders’ equity	$37,471,711	$31,673,154

The Female Health Company
Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended
	September 30,
	2015	2014

Net revenues	$7,154,985	$5,554,113

Cost of sales	3,031,341	2,667,340

Gross profit	4,123,644	2,886,773

Operating expenses	3,362,327	3,369,350

Operating income (loss)	761,317	(482,577)

Interest and other income, net	15,280	11,124
Foreign currency transaction gain (loss)	5,203	(25,632)

Income (loss) before income taxes	781,800	(497,085)

Income tax expense	79,229	69,036
Net income (loss)	$702,571	$(566,121)

Net income (loss) per basic common share outstanding	$0.02	$(0.02)

Basic weighted average common shares outstanding	28,566,021	28,487,507

Net income (loss) per diluted common share outstanding	$0.02	$(0.02)

Diluted weighted average common shares outstanding	28,918,231	28,780,330

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Year Ended
	September 30,
	2015	2014

Net revenues	$32,604,865	$24,490,586

Cost of sales	13,634,906	11,369,108

Gross profit	18,969,959	13,121,478

Operating expenses	12,351,552	9,197,566

Operating income	6,618,407	3,923,912

Interest and other income, net	10,150	117,123
Foreign currency transaction gain (loss)	58,483	(83,844)

Income before income taxes	6,687,040	3,957,191

Income tax expense	2,341,004	1,524,130
Net income	$4,346,036	$2,433,061

Net income per basic common share outstanding	$0.15	$0.09

Basic weighted average common shares outstanding	28,532,327	28,522,525

Net income per diluted common share outstanding	$0.15	$0.08

Diluted weighted average common shares outstanding	28,917,048	28,865,384

Cash dividends declared per common share	$-	$0.21

The Female Health Company
Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	September 30,
	2015	2014
Net income	$4,346,036	$2,433,061

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	494,258	589,343
Provision for obsolete inventory	173,634	37,603
Provision for bad debts	-	38,068
Share-based compensation	489,689	858,615
Deferred income taxes	1,925,739	1,012,334
Loss on disposal of fixed assets	3,483	491
Changes in current assets and liabilities:	(8,981,536)	(1,304,102)
Net cash (used in) provided by operating activities	(1,548,697)	3,665,413
Net cash used in investing activities	(135,424)	(97,311)
Net cash used in financing activities	(6,288)	(6,694,309)
Net decrease in cash	(1,690,409)	(3,126,207)
Cash at beginning of period	5,796,223	8,922,430
Cash at end of period	$4,105,814	$5,796,223

The Female Health Company
Additional Non-GAAP Performance Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided the non-GAAP measures of Adjusted EBITDA and adjusted diluted EBITDA per share in this release.  Adjusted EBITDA represents net income before interest income or expense, income tax expense, depreciation and amortization, and further adjusted for the share-based compensation reflected in the reconciliation table set forth below.  Adjusted diluted EBITDA per share represent Adjusted EBITDA divided by the weighted average shares outstanding amounts used in the calculation of diluted earnings per share in accordance with GAAP for the relevant periods.

We believe that adjusted EBITDA is a useful measure for investors for the following reasons:

  Adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, tax jurisdictions and tax attributes, capital structures and the methods by which assets were acquired;
  Investors can use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of our company, including our ability to satisfy our cash needs;
  By comparing our Adjusted EBITDA in different historical periods, investors can evaluate our operating performance excluding the impact of items described below;
  Adjusted EBITDA excludes the impact of income tax expense on net income, which has a smaller impact on cash flows because the Company has significant U.S. and UK net operating loss carryforwards that can be used to reduce cash payments for income taxes; and
  Adjusted EBITDA excludes the impact of share-based compensation on net income, which does not affect cash and which fluctuates based on the timing of share grants and share price.
Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts of cash that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash (used in) provided by operating activities, each prepared in accordance with GAAP, when measuring profitability or liquidity.

The following table reconciles Adjusted EBITDA to net income:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss)	$702,571	$(566,121)	$4,346,036	$2,433,061
Adjustments:
Interest income	(1,859)	(917)	(4,482)	(4,609)
Income tax expense	79,229	69,036	2,341,004	1,524,130

Depreciation and amortization	121,723	160,155	494,258	589,343

Share-based compensation	(53,035)	242,122	489,689	858,615
Adjusted EBITDA	$848,629	$(95,725)	$7,666,505	$5,400,540

Diluted EBITDA per share, as adjusted	$0.03	$(0.00)	$0.27	$0.19